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                                                                    EXHIBIT 23.2




                               [KPMG LETTERHEAD]





                         Independent Auditor's Consent


The Board of Managers
Metalsa. S. de R.L.:


We consent to the incorporation by reference in the registration statement Amendment No. 1 on Form S-3 (No. 333-119156) of Tower Automotive, Inc. of our report dated January 24, 2004, with respect to the consolidated balance sheets of Metalsa, S de R.L. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in stockholders' equity, changes in financial position for the years then ended which report appears in the Form 10-K of Tower Automotive, Inc. for the year ended December 31, 2003.



KPMG Cardenas Dosal, S.C.

/s/ Luis A. Carrero Roman
-------------------------
    Luis A. Carrero Roman


December 13, 2004
Monterrey, N.L. Mexico